Exhibit 1.02

CDC Corporation

Unaudited Pro Forma Consolidated Statement of Operations

(Amounts in thousands of U.S. dollars except per share data)

	Three Months Ended March 31, 2007	Three Months Ended June 30, 2007	Three Months Ended September 30, 2007	Three Months Ended December 31, 2007	Year Ended December 31, 2007

Revenues
Software	$51,276	$59,391	$60,287	$67,306	$238,260
Global Services	24,897	29,040	29,183	27,657	110,777
CDC Games	9,728	9,316	6,634	7,918	33,596
China.com	2,056	2,950	2,357	4,046	11,409

Total revenue	87,957	100,697	98,461	106,927	394,042

Cost of revenue
Software	(21,327)	(24,136)	(25,088)	(28,275)	(98,826)
Global Services	(18,365)	(22,087)	(21,740)	(21,943)	(84,135)
CDC Games	(3,953)	(4,675)	(4,887)	(6,593)	(20,108)
China.com	(763)	(1,122)	(890)	(1,508)	(4,283)

Total cost of revenue	(44,408)	(52,020)	(52,605)	(58,319)	(207,352)

Gross profit	43,549	48,677	45,856	48,608	186,690
Gross margin %	50%	48%	47%	45%	47%
Sales and marketing expenses	(14,819)	(18,254)	(18,454)	(22,627)	(74,154)
Research and development expenses	(4,814)	(5,919)	(6,353)	(5,657)	(22,743)
General and administrative expenses	(18,127)	(20,340)	(22,278)	(30,851)	(91,596)
Amortization expenses	(2,528)	(2,535)	(2,407)	(3,620)	(11,090)
Restructuring and other charges	(761)	(661)	2,164	(7,400)	(6,658)

Total operating expenses	(41,049)	(47,709)	(47,328)	(70,155)	(206,241)

Operating income/(loss)	2,500	968	(1,472)	(21,547)	(19,551)

Other income (expenses):
Interest income	2,760	3,807	3,037	3,349	12,953
Interest expense	(1,737)	(2,534)	(2,555)	(2,260)	(9,086)
Gain on disposal of available-for-sale securities	—	135	46	333	514
Gain on disposal of subsidiaries and cost investments	—	622	6,394	(6,455)	561
Impairment of available-for-sale securities	—	—	(6,595)	(6,902)	(13,497)
Gain (loss) on change in fair value of derivatives	—	(790)	(471)	(4,735)	(5,996)

Total other income (expense)	1,023	1,240	(144)	(16,670)	(14,551)

Income/(loss) before income taxes	3,523	2,208	(1,616)	(38,217)	(34,102)

Income tax benefit (expense)	(1,395)	(4,022)	(5,354)	(65)	(10,836)

Income (loss) before minority interests	2,128	(1,814)	(6,970)	(38,282)	(44,938)

Minority interests in income of consolidated subsidiaries	(935)	(915)	877	(1,175)	(2,148)

Income (loss) from continuing operations	1,193	(2,729)	(6,093)	(39,457)	(47,086)

Discontinued operations:
Loss from operations of discontinued subsidiaries	(1,297)	(974)	(1,134)	(54,542)	(57,947)
Loss on disposal/dissolution of discontinued subsidiaries, net	—	—	—	—	—

Net income/(losses)	$(104)	$(3,703)	$(7,227)	$(93,999)	$(105,033)

Basic earnings/(losses) per share from continuing operations	$0.01	$(0.02)	$(0.06)	$(0.33)	$(0.40)

Diluted earnings/(losses) per share from continuing operations	$0.01	$(0.02)	$(0.06)	$(0.33)	$(0.40)

Basic earnings/(losses) per share	$(0.00)	$(0.03)	$(0.07)	$(0.86)	$(0.98)

Diluted earnings/(losses) per share	$(0.00)	$(0.03)	$(0.07)	$(0.86)	$(0.98)

Weighted average number of shares—basic	107,461	106,925	106,860	107,179	107,160
Weighted average number of shares—diluted	127,379	128,386	126,762	125,650	125,773